Exhibit 23

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in this report on Form 8-K, of our report dated May 22, 1998 (except for Notes A and G, as to which the date is June 2, 1998), accompanying the financial statements of New Retail Concepts, Inc. contained in the registration statement on Form S-4, as amended (File No. 333-52729), of Candies, Inc., filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, which became effective July 2, 1998. We also consent to the incorporation by reference of said report in the registration statements of Candies, Inc. on Forms S-3 (File No. 333-7659 and File No. 33-62697, both effective October 10, 1996) and on Form S-8 (File No. 333-27655, effective May 22, 1997.)


GRANT THORNTON LLP

/s/ Grant Thornton LLP


New York, New York
August 26, 1998